Exhibit 10.13

Investment Cooperation Agreement

No.: [  ]

Party A: U-BX Technology Ltd.

Legal representative: Chen Jian

Tel: [  ]

Address: Room 11A18, Building 2, Beijing INN, Building 5, Dongshuijing Hutong, Dongcheng District, Beijing

Email: chenjian@u-bx.com

Party B: [  ]

ID number: [  ]

Tel: [  ]

Address: [  ]

E-mail: [  ]

The two parties have signed this agreement through friendly negotiation on matters related to the investment and cooperation between Party B and Party A, based on the principles of equality, mutual benefit and integrity.

In case of any ambiguity between Chinese and English, the Chinese version shall prevail

I. Basic matters

1. Party A is a company established in Cayman Islands applying to list its securities on Nasdaq.

2. Party B intends to invest in Party A and obtain Party A's shares.

II. Investment matters

1. Party B contributed USD[  ], and the payment has been made directly to Party A's account on [ ], and Party A has confirmed that the payment has been received.

2. Based on Party B's capital contribution, it is determined that Party B's shareholding in Party A is [ ]%. Party A cause the ordinary shares to be registered in Party B’s name after the capital contribution is in place.

III. Party A's receiving account information

[   ]

IV. Party A's rights and obligations

1. After Party A receives the capital contribution from Party B, it can use it according to its own needs, and Party B shall not interfere.

2. Party A shall cooperate with Party B to go through the procedures of equity registration and transfer.

3. Party A warrants that the equity involved has the full right to dispose of it, and there is no pledge or guarantee.

4. Party A accepts Party B’s entrustment to Party A, and its designees, to exercise all their rights (except the right to profit) as a holder of the ordinary shares of Party A, including but not limited to voting rights, voting rights and disposal rights on behalf of Party B.

5. The expenses involved in the process of equity transfer shall be borne by Party A.

V. Rights and Obligations of Party B

1. Party B shall pay the capital contribution on time.

2. Party B shall have the right as a shareholder of Party to receive dividends or other distributions, attend the shareholders' meeting and exercise voting rights and other rights granted to shareholders by Party A's Articles of Association.

3. Party B hereby entrusts Party A, and its designees, to exercise all their rights (except the right to profit) as a holder of the ordinary shares of Party A, including but not limited to voting rights, voting rights, disposal rights, etc. Party B unconditionally agrees to any decision made by Party A and does not raise any objection.

4. Party B shall not carry out any behavior that may damage the interests of Party A and affect the listing of the company.

5. If Party A needs Party B's cooperation in handling relevant procedures, Party B shall cooperate unconditionally.

VI. Repurchase Terms

1. After listing, if Party A's shares cannot be sold or there is a loss after the sale, Party B has the right to request Party A to repurchase the shares unconditionally, and the repurchase price is the amount of Party B's capital contribution (interest free).

2. If Party A fails to go public within 24 months after the agreement takes effect, Party B has the right to request Party A to repurchase the equity unconditionally. Interest is calculated as simple interest of 4% per annum.

VII. Validity period of the agreement

This agreement is valid from the time when the funds are remitted to the account designated by Party A, until Party B holds no ordinary shares of Party A.

VIII. Confidentiality clause

Both parties are obliged to keep confidential any business information of the other party that they come into contact with or learn during the performance of this agreement, unless there is obvious evidence that such information is public information or prior written authorization from the other party is obtained. Such confidentiality obligations shall survive the termination of this Agreement. If either party causes losses to the other party due to breach of these obligations, Both parties shall compensate the other party for the corresponding losses.

IX. Liability for breach of contract

1. If any party to the agreement fails to perform its obligations in accordance with the provisions of this agreement, it shall bear the responsibility for breach of contract to the relevant parties.

2. The above provisions do not affect the loss (including but not limited to various losses, attorney fees for claiming rights, litigation fees, travel expenses, filing fees, etc.), the right to claim damages.

X. Dispute Resolution

1. The signing and interpretation of this agreement and the settlement of disputes related to this agreement are all bound by the current laws of the People's Republic of China.

2. Any disputes arising out of or related to this agreement shall first be resolved through friendly negotiation between the two parties. If the parties cannot resolve the dispute through negotiation, either party may file a lawsuit with the people's court in the place where this agreement is signed.

XI. Modification, cancellation and termination of this agreement

1. Matters not covered in this agreement have been agreed upon by both parties, and both parties may sign a supplementary agreement to confirm it. If the signed supplementary agreement is inconsistent with this agreement, the signed supplementary agreement shall prevail.

2. This agreement can be changed, cancelled or terminated after mutual agreement.

XII. Effectiveness and others

1. This agreement is made in two copies, each party holds one copy, which has the same legal effect.

2. This agreement will take effect from the date of signature and seal of both parties.

Party A (seal):	Party B (signature):

Date: [ ]
Contract signing place: [ ]

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